Exhibit 99.1

(1) Represents (i) 2,707,680 shares of common stock sold by Providence Equity Partners V L.P. (“PEP V”) and (ii) 427,690 shares of common stock sold by Providence Equity Partners V-A, L.P. (“PEP V-A”). Following the dispositions, PEP V directly holds 10,599,689 shares of common stock, and PEP V-A directly holds 1,674,265 shares of common stock.

Providence Equity GP V L.P. is the general partner of PEP V and PEP V-A and may be deemed to share beneficial ownership of shares owned by PEP V and PEP V-A. Providence Equity GP V L.P. disclaims this beneficial ownership, except to the extent of its pecuniary interest therein.

Providence Equity Partners V L.L.C. is the general partner of Providence Equity GP V L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity GP V L.P., PEP V and PEP V-A. Providence Equity Partners V L.L.C. disclaims this beneficial ownership except to the extent of its pecuniary interest therein.

Messrs. Jonathan Nelson, Glenn Creamer and Paul Salem each are members of Providence Equity Partners V L.L.C. and partners of Providence Equity GP L.P. and may be deemed to share beneficial ownership of shares owned by Providence Equity Partners V L.L.C., Providence Equity GP V L.P., PEP V and PEP V-A. Each of Messrs. Nelson, Creamer and Salem disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.